Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unifi, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-23201, No. 33-53799, No. 333-35001, No 333-43158, No. 333-156090, and No. 333-191870 on Form S-8 and No. 333-140580 on Form S-3 of Unifi, Inc. of our reports dated August 26, 2016, with respect to the consolidated balance sheets of Unifi, Inc. as of June 26, 2016 and June 28, 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 26, 2016, and the effectiveness of internal control over financial reporting as of June 26, 2016, which reports appears in the June 26, 2016 Annual Report on Form 10 K of Unifi, Inc.

/s/ KPMG LLP

Greensboro, North Carolina
August 26, 2016